Exhibit 12


                              SILGAN HOLDINGS INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


The following table sets forth Silgan Holdings Inc.'s computation of its ratio of earnings to fixed charges for the periods presented:


                                                        Three Months Ended           Nine Months Ended
                                                        ------------------           -----------------
                                                      Sept. 30,    Sept. 30,       Sept. 30,    Sept. 30,
                                                        2009         2008            2009         2008
                                                        ----         ----            ----         ----
                                                                    (Dollars in thousands)
Earnings before fixed charges:

     Income before income taxes                       $114,146     $84,537         $209,443     $168,207

     Interest and other debt expense                    13,724      15,100           37,050       46,215

     Interest portion of rental expense                     91         272              281          869
                                                      --------     -------         --------     --------

     Earnings before fixed charges                    $127,961     $99,909         $246,774     $215,291
                                                      ========     =======         ========     ========

Fixed charges:

     Interest and other debt expense                  $ 13,724     $15,100         $ 37,050     $ 46,215

     Interest portion of rental expense                     91         272              281          869

     Capitalized interest                                   98         487              269        1,708
                                                      --------     -------         --------     --------

     Total fixed charges                              $ 13,913     $15,859         $ 37,600     $ 48,792
                                                      ========     =======         ========     ========

Ratio of earnings to fixed charges                        9.20        6.30             6.56         4.41
